Exhibit 99.1
NEWS RELEASE

For additional information contact:
Justine Koenigsberg (investors)
Concert Pharmaceuticals, Inc.
(781) 674-5284
ir@concertpharma.com

Kathryn Morris (media)
The Yates Network
(845) 635-9828
kathryn@theyatesnetwork.com

FOR IMMEDIATE RELEASE
Concert Pharmaceuticals Announces the Appointment of
Marc Becker as Chief Financial Officer
Lexington, MA (December 18, 2017) -- Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today announced the appointment of Marc Becker as Chief Financial Officer, effective January 4, 2018. Mr. Becker is a seasoned financial executive with more than 15 years of experience in the biotechnology industry.
“We are pleased to welcome Marc to the Concert team,” said Roger Tung, Ph.D., President and Chief Executive Officer of Concert Pharmaceuticals. “Marc further strengthens our management team with his financial and operational background in the industry at biotech companies across varying sizes and stages of development. We look forward to his contributions as we prepare to broaden our proprietary pipeline of product candidates.”
“I am impressed with Concert’s deuterium chemistry platform approach and excited about the potential of the Company’s pipeline,” said Marc Becker. “I look forward to working with the Concert team as the Company continues to make progress and expand its clinical pipeline and deliver on its vision to create and develop innovative drug products that address important patient needs.”
Mr. Becker joins Concert with a strong track record of strategic and financial experience at high-growth biotechnology companies. Prior to joining Concert, he was Senior Vice President and Chief Financial Officer at CRISPR Therapeutics from February 2016 to September 2017. Prior to joining CRISPR Therapeutics, Mr. Becker served as Chief Financial Officer and Senior Vice President of rEVO Biologics, a commercial stage company with research, clinical, and manufacturing operations, from January 2012 to February 2016. Prior to rEVO, Mr. Becker spent 10 years at Genzyme, most recently serving as Finance Director for the UK and Ireland before returning to the United States to become the Vice President of Finance for Genzyme’s Renal and Endocrine business. Mr. Becker began his career in auditing and commercial lending for financial services firms, KPMG and BankBoston. Mr. Becker holds a BS from the University of Massachusetts, an MBA from Babson College and was licensed as a CPA.
About Concert
Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel medicines designed to address unmet patient needs. The Company’s approach starts with approved drugs in which deuterium substitution has the potential to enhance clinical safety, tolerability or efficacy. Concert has a broad pipeline of innovative medicines targeting autoimmune and inflammatory diseases and central nervous systems (CNS) disorders. For more information please visit www.concertpharma.com.

Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.
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